EXHIBIT 10.31
March 10, 2006
Mr. Herbert M. Mueller
375 Oxford Meadow Run
Alpharetta, Georgia 30004
This letter confirms our agreement on the terms and conditions of the termination of your employment with Delta Apparel, Inc. (“Corporation”), as a result of your voluntary resignation which will be effective on March 10, 2006 (“Termination Date”).
As a result of your termination of employment, we have agreed that you are entitled to receive the following benefits:
1.	Severance Benefits. You shall be paid a total amount of $225,000.00 less applicable statutory deductions and voluntary deductions. You will be paid at the rate of your current annual base salary on the normal payroll dates (semi-monthly) beginning with payroll period ending March 15, 2006 through the payroll period ending December 29, 2006. You will be paid the balance of the $225,000.00 in the gross amount of $42,944.38 less applicable statutory deductions and voluntary deductions on December 29, 2006.

2.	Medical, Dental, and Vision Benefits. You will have the customary continuation rights under COBRA beginning March 16, 2006 which include the option of continuing health coverage. Your COBRA rates will be supplemented by the difference between COBRA rates at the time of coverage and active rates at the time of coverage. A COBRA letter will be mailed to your home shortly after your Termination Date.

3.	Stock Options. As of your Termination Date, you will be fully vested in the following number of options at the applicable option price listed:

Number of Shares	14,000
Grant Date	July 5, 2004
Vesting Date	July 5, 2005
Option Price	$11.28
These options must be exercised within twenty-one (21) days of your Termination Date.

4.	Other Welfare Plan Benefits. You will be entitled to all other employee benefit plans in which you currently participate through your Termination Date and in accordance with plan documents. However, your coverage under these benefit plans will end as your Termination Date. You will be entitled to conversion rights of benefits as allowable by the plans.

5.	Vacation Pay Benefits. You will be entitled to all accrued, unused vacation pay as of March 10, 2006.
     For the consideration provided above, you agree that for a period of twelve (12) months after your Termination Date you shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity, including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of the Corporation to leave the employ of the Corporation or in any way interfere with the relationship between Corporation and any employee thereof, (ii) hire or engage any person who was an employee of Company or any subsidiary at any time during the six month period preceding your hiring or engagement of such employee, or (iii) solicit or induce or attempt to induce (or aid any person or entity in doing so) any customer, supplier, or other person or entity in a business relation with Corporation to cease doing business with Corporation, or in any way interfere with the relationship between any such customer, supplier, or person or entity in a business relation with the Company. For purposes of this paragraph, the phrase “customer, supplier or other person or entity in a business relation with Corporation” shall mean those persons or entities with whom the Company did business, had work in progress or delivered an offer to perform services during the 18-month period prior to your termination.

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     You agree that you will not make disparaging comments about the Corporation or any of its representatives or engage in any conduct that causes an unfair business disadvantage to the Corporation.
     Irreparable harm shall be presumed if you breach any covenant of this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to the terms of this Agreement and the Corporation depends upon absolute compliance. You agree that any court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon the request of the Corporation and you specifically release the Corporation from the requirement to post any bond in connection with a temporary or interlocutory injunctive relief, to the extent permitted by law.
          You agree that the consideration you receive under this contract is greater than amounts you would otherwise have been entitled to. In return for the above described benefits, you agree unconditionally to release and discharge forever the Corporation, its officers, directors, agents, employees, successors, assigns, subsidiaries, affiliates, attorneys, and owners (hereafter collectively referenced as “Employer”) from any and all claims or demands whatsoever, known or unknown, which you may have against the Employer, arising out of or in connection with your employment with the Employer, employment agreement with the Company dated September 30, 2003, and termination of employment from the Employer, including but not limited to any claim arising from or under any policies, handbooks; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000-e et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq.; Executive Orders 11246 and 11141; the Rehabilitation Act of 1973; or any other applicable federal, state, or local law and any other acts or omissions by the Employer through the date of this contract, including but not limited to any statutory, common law, or public policy claims, whether based in tort or contract, and which you, or any personal successor, heir or assign of yours, otherwise may now or hereafter assert against the Employer by reason of the termination of your employment or anything whatsoever which may have occurred before the termination of your employment or by reason of the rights you may forego in exchange for benefits under is contract.
     This is a complete agreement between you and the Corporation and supercedes any and all other agreements, whether written or oral.
     This full and complete release will bind you, your heirs, personal representatives, and assigns. This release will survive all other aspects of this letter. This is a complete and final release of all claims, which you may have against the Corporation.
     Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed a part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, such party will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
     We appreciate your services to Delta Apparel, Inc. and wish you the best for the future. If you have any questions concerning your termination of benefits, please call me. Also, if you agree to the terms of this letter, please sign the acknowledgment below and return it to me.

Sincerely,
DELTA APPAREL, INC.

By:
Robert W. Humphreys
Title:	President & CEO
ACKNOWLEDGMENT
I agree to and accept the terms of this letter related to the termination of my employment.

Date	Herbert M. Mueller

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